EXHIBIT 10.1



                 AGREEMENT FOR MANAGEMENT CONSULTING SERVICES


 AGREEMENT made on this 23rd day of July, 2004, between INTEGRATED PERFORMANCE SYSTEMS, INC. ("IPS"), a New York Corporation, with manufacturing facilities located at 10501 FM 720, Frisco, Collin County, Texas, and Brad Jacoby ("Consultant").


      WHEREAS, IPS and Lone Star Circuits (LSC) have signed a definitive Stock Purchase Agreement dated April 7, 2004 (the "Purchase
      Agreement");

      WHEREAS, IPS wishes to engage the services of the Consultant, as an independent contractor and not as an employee, to assist in the management of IPS in order to facilitate the performance of IPS and LSC under their agreements.


 THEREFORE, IPS engages the services of Consultant. In consideration of the mutual promises contained in this contract, the parties hereby agree as follows:


 S1 - Term. This agreement is for a period of two (2) years, commencing on the date of execution of this agreement. It may be terminated by either party by giving 10 days' written notice to the other party.

 This Agreement shall terminate immediately upon the closing of the Purchase Agreement.


 S2 - Services to be Rendered. Under this agreement, Consultant shall assume the overall management responsibility for the operations of IPS and its subsidiaries effective as of the date of execution of this Agreement. Consultant shall be a contract manager, and shall not be named as an officer or director pursuant to this Agreement.


 S3 - Authority and Obligations

 Consultant shall have the authority customarily exercised by the chief executive officer, saving those matters requiring the expenditure of funds beyond normal operating expenses, which require approval by the Chairman of the Board of Directors.

 Consultant shall report to the Chairman of the Board of IPS and shall keep the Chairman informed as to his activities through the use of regular meetings. The Chairman shall also keep Consultant informed regarding all IPS matters and developments.

 IPS shall provide full cooperation and access to its facilities, employees, and business records.


 S4 - Compensation

 For services to be rendered pursuant to this Agreement, Consultant will be entitled to a fee of $20,000.00 per month, payable, at IPS' option, in Series C Preferred stock of IPS. Payments accrue at the end of each month of service, are fully vested when paid, and are not contingent on either Consultant's length of service or on performance objectives.

 No compensation shall be due Consultant from IPS pursuant to this Agreement if the Purchase Agreement closes.

 While the base payment of $20,000.00 per month is not contingent on performance milestones, in the event that IPS achieves positive earnings before interest, depreciation, amortization, income taxes, and payments to Consultant for either year covered by this Agreement, Consultant shall receive Series C Preferred Stock of IPS having a redemption value of two hundred sixty thousand ($260,000.00) dollars.

 In the event the Purchase Agreement does not close (for any reason, including, but not limited to, Consultant's delivery of a termination notice to IPS under S3.04(g) of the Purchase Agreement), any Series C preferred stock paid under this Agreement shall be convertible into common stock at market price on the day of conversion. The term of such conversion right shall be indefinite. Consultant is also granted piggyback conversion rights in all stock received under this agreement.


 S5 - Indemnification

 The parties agree that Consultant will not be liable to IPS, its officers, directors, employees, customers, vendors, or any other party with respect to any act or omission performed by Consultant under this Agreement.

 IPS agrees to indemnify Consultant if he is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed proceeding, whether civil, criminal, administrative, arbitrative, or investigative, including all appeals. IPS also agrees to pay or reimburse the expenses incurred by Consultant in connection with Consultant's appearance as a witness or other participation in a proceeding, even though Consultant is not a named Defendant or Respondent in the proceeding.

 Indemnification will be against all expenses, including, without limitation, attorney's fees, court costs, expert witness fees, judgments, decrees, fines, penalties, and reasonable expenses actually incurred by Consultant in connection with the proceeding.


 S6 - No Guarantee of Performance

 Consultant will perform services under this Agreement to the best of his abilities, devoting the amount of time necessary and appropriate towards meeting certain performance goals. However, CONSULTANT MAKES NO GUARANTEE, AND PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO HIS PERFORMANCE OR THE PERFORMANCE OF IPS PURSUANT TO HIS LEADERSHIP. THIS DISCLAIMER INCLUDES ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Consultant may be unable to improve the performance of IPS. The failure of Consultant to meet certain performance objectives is neither a violation of this Agreement nor does it grant a right on the part of IPS to fail to perform its obligations under this Agreement, specifically including, but not limited to the compensation of Consultant as described in
 Section 4.


 S7 - Entire Agreement

 This Agreement constitutes the sole and only agreement of the parties with respect to management services and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.


 S8 - Successors and Assigns

 This Agreement is binding on and inures to the benefit of the parties to it and their respective heirs, executors, administrators, legal representatives, successors and assigns.


 S9 - Attorneys Fees

 If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party is entitled to reasonable attorney's fees in addition to any other relief to which he may be entitled.


 S10 - Governing Law

 This Agreement, and the rights and duties of the parties under it, are governed by the laws of the State of Texas.


 S11 - Amendment

 This Agreement may be amended by the mutual agreement of the parties to it, in a writing to be attached to and incorporated in this Agreement.


 S12 - Construction.

 In the event that any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions, and the Agreement will be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.


 SIGNED on this the 23rd day of July, 2004.





 /s/   RON ALLEN                         /s/ BRAD JACOBY
 -----------------------------------     ---------------------------------
 Ron Allen                               Brad Jacoby
 President and Chairman of the Board
 Integrated Performance Systems, Inc.